EXHIBIT 99.1

SABMILLER AND MOLSON COORS SIGN DEFINITIVE AGREEMENT TO FORM

MILLERCOORS U.S. JOINT VENTURE

Transaction Remains on Track to Close by Mid-2008

21 December 2007 (London and Denver) — SABMiller plc (SAB.L) and Molson Coors Brewing Company (NYSE: TAP; TSX) today announced that they have signed the definitive transaction agreement for the combination of the U.S. and Puerto Rico operations of their respective subsidiaries, Miller and Coors, into MillerCoors LLC, the joint venture that they announced on 9 October 2007.

Graham Mackay, Chief Executive of SABMiller, said, “Today’s announcement is an important step forward towards completing the MillerCoors joint venture, a combination that will ultimately allow us to better meet the needs of distributors, retailers and consumers in the U.S. marketplace by providing greater choice, product availability and increased innovation.”

Leo Kiely, Chief Executive of Molson Coors, said, “This combination of our two highly complementary U.S. businesses creates a stronger brewer and allows us to better compete.  We look forward to closing the deal in mid-2008 and are cooperating fully with the regulatory clearance process.”

The closing of the transaction is subject to obtaining clearance from U.S. competition authorities, certain other regulatory clearances and any required third-party consents. The Miller business and the Coors business will continue to be conducted separately and in the ordinary course until completion of the transaction.

Overview of SABMiller

SABMiller plc is one of the world’s largest brewers with brewing interests or distribution agreements in over 60 countries across six continents. The group’s brands include premium international beers such as Miller Genuine Draft, Peroni Nastro Azzurro and Pilsner Urquell, as well as an exceptional range of market leading local brands.  Outside the USA, SABMiller plc is also one of the largest bottlers of Coca-Cola products in the world.  In the year ended 31 March 2007, the group reported $3,154 million adjusted pre-tax profit and revenue of $18,620 million.  SABMiller plc is listed on the London and Johannesburg stock exchanges.

For more information on SABMiller plc, visit the company’s website: www.sabmiller.com.

Overview of Molson Coors

Molson Coors is one of the world’s leading brewers. It brews, markets and sells a portfolio of premium quality brands such as Coors Light, Molson Canadian, Molson Dry, Carling, Coors, and Keystone Light. It operates in Canada, through Molson Canada; in the U.S., through Coors Brewing Company; in the UK, Europe and Asia, through Coors Brewers Limited. For more information on Molson Coors Brewing Company, visit the company’s website, www.molsoncoors.com.

Overview of Miller

Miller produces, markets and sells the Miller portfolio of brands in the U.S.  The Miller business to be contributed to the joint venture (the “Miller Business”) does not include the sales of Miller brands outside the U.S., but does include the sale of other SABMiller brands in the U.S.

Overview of Coors

Coors produces, markets and sells the Coors portfolio of brands in the U.S. and Puerto Rico, which is managed as an integral part of the U.S. business, and also holds 50% interests in the Rocky Mountain Metal Corporation and Rocky Mountain Bottle Corporation joint ventures.  The Coors business to be contributed to the joint venture (the “Coors Business”) will not include the sales of Coors brands outside the U.S. and Puerto Rico.  The business to be contributed does include the sale of other Molson Coors brands in the U.S. and Puerto Rico.

This announcement is for information only and does not constitute an offer or an invitation to acquire or dispose of any securities or investment advice or an inducement to enter into investment activity. This announcement does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire the securities of SABMiller or Molson Coors (the “Companies”) in any jurisdiction.

The distribution of this announcement may be restricted by law. Persons into whose possession this announcement comes are required by the Companies to inform themselves about and to observe any such restrictions.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws, and language indicating trends, such as “anticipated” and “expected”. It also includes financial information, of which, as of the date of this press release, the Companies’ independent auditors have not completed their review.  Although the Companies believe that the assumptions upon which their respective financial information and their respective forward-looking statements are based are reasonable, they can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Companies’ projections and expectations are disclosed in Molson Coors’ filings with the Securities and Exchange Commission and in SABMiller’s annual report and accounts for the year ended 31 March 2007 and in other documents which are available on SABMiller’s website at www.sabmiller.com. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to realize anticipated results from synergy initiatives; failure to obtain regulatory consents or other third party approvals; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Neither SABMiller nor Molson Coors undertakes to update forward-looking statements relating to their respective businesses, whether as a result of new information, future events or otherwise.  Neither SABMiller nor Molson Coors accepts any responsibility for any financial information contained in this press release relating to the business or operations or results or financial condition of the other or their respective groups.

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Contacts

For further information, please contact:

SABMiller / Miller		Tel:+44 20 7659 0100/ 414 931 2000
Nigel Fairbrass	Media Relations, SABMiller	Mob:+44 7799 894265

Molson Coors / Coors
Kabira Hatland	Media Relations, Molson Coors	Mob: 720-317-4172